Exhibit 10.5

June 22, 2011

To:	NuVasive, Inc.
7475 Lusk Blvd
San Diego, CA 92121
Attention:	Chief Financial Officer
Telephone No.:	858-909-1800
Facsimile No.:	858-909-2000

From:	Bank of America, N.A.
c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated
One Bryant Park
New York, NY 10036
Attention:	John Servidio
Telephone No.:	646-855-6770
Facsimile No.:	704-208-2869

Re: Base Warrants (Reference No. 118271294)

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Warrants issued by NuVasive, Inc. (“Company”) to Bank of America, N.A. (“Bank”) on the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements and serve as the final documentation for this Transaction.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. The Transaction shall be a Warrant Transaction, which shall be considered a Share Option Transaction within the meaning set forth in, and for purposes of, the Equity Definitions.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. This Confirmation evidences a complete and binding agreement between Bank and Company as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Bank and Company had executed an agreement in such form (but without any Schedule except for the election of the laws of the State of New York as the governing law) on the Trade Date. In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement. For the avoidance of doubt, the Transaction shall not constitute a “Transaction” as defined in any ISDA Master Agreement currently existing or entered into from time to time between Bank and Company.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	June 22, 2011

Warrants:	Equity call warrants, each giving the holder the right to purchase one Underlying Share at the Strike Price, subject to the Settlement Terms set forth below. For the purposes of the Equity Definitions, each reference to a Warrant herein shall be deemed to be a reference to a Call Option.

Warrant Style:	European

Seller:	Company

Buyer:	Bank

Shares:	The shares of common stock of Company, par value USD 0.001 per Share (Exchange symbol “NUVA”)

Underlying Shares:	The shares of Series A Participating Preferred Stock of Company, par value USD 0.001 per Share, which will have the rights and preferences, including the conversion, dividend, liquidation and voting rights, as described in Annex A hereto, and which will be governed by the certificate of designations therefor (the “Certificate of Designations”). On the Premium Payment Date, the Certificate of Designations shall supersede and replace such description in its entirety. Company hereby covenants and agrees with Bank that Company shall not issue any Underlying Shares except under, and as contemplated by, this Confirmation.

For purposes of the Transaction, each reference to “Share” or “Shares” in Sections 1.20(a), 1.27, 2.1(c), 2.3(a)(ii), 9.4, 9.5, 9.7, 9.8, 9.9, 9.11, 9.12 and 10.5 of the Equity Definitions shall be read as a reference to “Underlying Share” or “Underlying Shares,” as the context requires, and each reference to “Share” or “Shares” in Sections 1.16, 11.2, 12.1(b), 12.1(f), 12.1(g), 12.1(h), 12.1(n), 12.2(e), 12.3(d), 12.4(b), 12.4(c), 12.6(a)(i), 12.6(a)(ii), 12.9(ii) and 13.4(c) of the Equity Definitions shall be read as a reference to “Share or Underlying Share” or “Shares or Underlying Shares,” as the context requires.

Number of Warrants:	207,676, subject to adjustment as provided herein.

Warrant Entitlement:	One Underlying Share per Warrant

Strike Price:	USD 988.51, which is equal to the product of USD 49.4253 and the Conversion Rate (as defined in the Certificate of Designations)

Premium:	USD 20,825,000

Premium Payment Date:	June 28, 2011

Exchange:	The NASDAQ Global Select Market

Related Exchange(s):	All Exchanges

Procedures for Exercise:

Expiration Time:	The Valuation Time

Expiration Date(s):	Each Scheduled Trading Day during the period from and including the First Expiration Date to and including the 80th Scheduled Trading Day following the First Expiration Date shall be an “Expiration Date” for a number of Warrants equal to the Daily Number of Warrants on such date; provided that, notwithstanding anything to the contrary in the Equity Definitions, if any such date is a Disrupted Day, the Calculation Agent shall make adjustments, if applicable, to the Daily Number of Warrants or shall reduce such Daily Number of Warrants to zero for which such day shall be an Expiration Date and shall designate a Scheduled Trading Day or a number of Scheduled Trading Days as the Expiration Date(s) for the remaining Daily Number of Warrants or a portion thereof for the originally scheduled Expiration Date; and provided further that if such Expiration Date has not occurred pursuant to this clause as of the eighth Scheduled Trading Day following the last scheduled Expiration Date under this Transaction, the Calculation Agent shall have the right to declare such Scheduled Trading Day to be the final Expiration Date and the Calculation Agent shall determine its good faith estimate of the fair market value for the Shares as of the Valuation Time on that eighth Scheduled Trading Day or on any subsequent Scheduled Trading Day, as the Calculation Agent shall determine using commercially reasonable means.

First Expiration Date:	September 29, 2017 (or if such day is not a Scheduled Trading Day, the next following Scheduled Trading Day), subject to Market Disruption Event below.

Daily Number of Warrants:	For any Expiration Date, the Number of Warrants that have not expired or been exercised as of such day, divided by the remaining number of Expiration Dates (including such day), rounded down to the nearest whole number, subject to adjustment pursuant to the provisos to “Expiration Date(s)”.

Automatic Exercise:	Applicable; and means that a number of Warrants for each Expiration Date equal to the Daily Number of Warrants (as adjusted pursuant to the terms hereof) for such Expiration Date will be deemed to be automatically exercised; provided that “In-the-Money” means that the Settlement Price for such Expiration Date exceeds the Strike Price for such Expiration Date; and provided further that all references in Section 3.4(b) of the Equity Definitions to “Physical Settlement” shall be read as references to “Net Share Settlement”.

Market Disruption Event:	Section 6.3(a)(ii) of the Equity Definitions is hereby amended (A) by replacing clause (ii) in its entirety with “(ii) an Exchange Disruption, or” and inserting immediately following clause (iii) the phrase “; in each case that the Calculation Agent determines is material.” and (B) by replacing the words “or (iii) an Early Closure.” therein with “(iii) an Early Closure, or (iv) a Regulatory Disruption.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	Any event that Bank, based upon advice of counsel, determines makes it appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures, for Bank to refrain from or decrease any market activity in connection with the Transaction. Bank shall notify Issuer as soon as reasonably practicable that a Regulatory Disruption has occurred and the Expiration Dates affected by it.

Valuation:

Valuation Time:	Scheduled Closing Time; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Valuation Date:	Each Exercise Date.

Settlement Terms:

Settlement Method Election:	Applicable; provided that:

(i) references to “Physical Settlement” in Section 7.1 of the Equity Definitions shall be replaced with references to “Net Share Settlement”;

(ii)    Company may elect Cash Settlement only if, on or prior to the Settlement Method Election Date, (x) Company delivers written notice to Bank stating that Company has elected that Cash Settlement apply and specifying the Expiration Dates to which such election applies and the percentage of Company’s settlement obligations, which percentage shall be greater than 0% and less than or equal to 100%, that shall be settled in cash (the “Cash Percentage”), and (y) Bank delivers written consent to such election by Company by the second Scheduled Trading Day immediately following the date on which such notice is delivered by Company, which consent will not be unreasonably withheld or delayed;

(iii)  Company may elect Cash Settlement only if Company represents and warrants to Bank in writing that on the date of such election that (A) Company is not in possession of any material non-public information regarding Company or its securities, (B) Company is electing Cash Settlement in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws, and (C) the assets of Company at their fair valuation exceed the liabilities of Company (including contingent liabilities), the capital of Company is adequate to conduct the business of Company, and Company has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature; and

(iii) such Settlement Method Election shall apply to the Expiration Dates specified in such notice (or, if none are specified, all Expiration Dates).

At any time prior to making a Settlement Method Election, Company may, without the consent of Bank, amend this Confirmation by notice to Bank to eliminate Company’s right to elect Cash Settlement.

Notwithstanding the foregoing, in refusing to grant its consent with respect to Company’s Cash Settlement election, in addition to other reasons, Bank may refuse such grant if Bank notifies Company that, in the reasonable judgment of Bank, the election of Cash Settlement or any purchases of Shares that Bank (or its affiliates) might make in connection therewith, based upon the advice of counsel, would raise material risks under applicable securities laws.

Electing Party:	Company

Settlement Method Election Date:	The third Scheduled Trading Day immediately preceding the First Expiration Date.

Default Settlement Method:	Net Share Settlement

Cash Percentage:	0%; provided, however, that if Company (i) validly delivers notice of Cash Settlement hereunder and (ii) in such notice validly elects a Cash Percentage greater than 0% and less than or equal to 100%, the Cash Percentage shall equal to the percentage specified as such in such notice.

Net Share Settlement:	On the relevant Settlement Date, Company shall deliver to Bank the Share Delivery Quantity of Underlying Shares for such Settlement Date to the account specified hereto free of payment through the Clearance System or in such other manner as the parties may agree.

Share Delivery Quantity:	For any Settlement Date, a number of Underlying Shares, as calculated by the Calculation Agent, equal to the product of (i) one minus the Cash Percentage, expressed as a fraction, and (ii) the Net Share Settlement Amount for such Settlement Date divided by the Settlement Price on the Valuation Date in respect of such Settlement Date, rounded down to the nearest whole number (for any Settlement Date, the fraction of an Underlying Share eliminated by such rounding, the “Share Fraction” for such Settlement Date).

Fractional Share Amount:	An amount of cash in USD equal to the product of (i) the Share Fraction for such Settlement Date and (ii) the Settlement Price on the Valuation Date for such Settlement Date.

Net Share Settlement Amount:	For any Settlement Date, an amount equal to the product of (i) the Number of Warrants exercised or deemed to be exercised on the relevant Exercise Date, (ii) the Strike Price Differential for such Settlement Date and (iii) the Warrant Entitlement.

Cash Settlement:	If Cash Settlement is applicable, then, on the relevant Settlement Date, Company shall (i) pay to Bank an amount of cash in USD equal to sum of (A) the product of (x) the Cash Percentage and (y) the Net Share Settlement Amount for such Settlement Date and (B) the Fractional Share Amount, if any, for such Settlement Date and (ii) deliver to Bank a number of Underlying Shares equal to the Share Delivery Quantity for such Settlement Date to the account specified hereto free of payment through the Clearance System or in such other manner as the parties may agree. The provisions opposite Net Share Settlement above shall apply to any Underlying Shares delivered pursuant to clause (ii) of the immediately preceding sentence.

Settlement Price:	For any Valuation Date, the product of the Conversion Rate (as defined in the Certificate of Designations) and the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page NUVA.UQ <equity> AQR (or any successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time on such Valuation Date (or if such volume-weighted average price is unavailable or is, in the Calculation Agent’s reasonable discretion, erroneous, the market value of one Share on such Valuation Date, as determined by the Calculation Agent using a volume-weighted methodology). Notwithstanding the foregoing, if (i) any Expiration Date is a Disrupted Day and (ii) the Calculation Agent determines that such Expiration Date shall be an Expiration Date for fewer than the Daily Number of Warrants, as described above, then the Settlement Price for the relevant Valuation Date shall be the product of the Conversion Rate (as defined in the Certificate of Designations) and the volume-weighted average price per Share on such Valuation Date on the Exchange, as determined by the Calculation Agent based on such sources as it deems appropriate using a volume-weighted methodology, for the portion of such Valuation Date for which the Calculation Agent determines there is no Market Disruption Event.

Settlement Date(s):	As determined in reference to Section 9.4 of the Equity Definitions, subject to Section 9(k)(i) hereof.

Other Applicable Provisions:	The provisions of Sections 9.9, 9.11, 9.12 and 10.5 of the Equity Definitions will be applicable, as if Physical Settlement were applicable, except that (i) Section 9.9 of the Equity Definitions shall be amended by replacing the word “party” in the second line thereof with the word “Seller” and deleting the remainder of the provision and (ii) Section 10.5 shall be amended by replacing the word “party” in the third line thereof with the word “Buyer” and deleting the remainder of the provision.

Representation and Agreement:	Notwithstanding Section 9.11 of the Equity Definitions and subject to Sections 9(k) and 9(m) of this Confirmation, the parties acknowledge that any Underlying Shares delivered to Bank may be, upon delivery, subject to restrictions and limitations arising from Company’s status as issuer of the Underlying Shares under applicable securities laws.

3. Additional Terms applicable to the Transaction:

Adjustments applicable to the Warrants:

Method of Adjustment:	Calculation Agent Adjustment. For the avoidance of doubt, in making any adjustments under the Equity Definitions, the Calculation Agent may make adjustments, if any, to any one or more of the Strike Price, the Number of Warrants, the Daily Number of Warrants and the Warrant Entitlement. Notwithstanding the foregoing, any dividends or distributions on the Shares or the Underlying Shares, whether or not extraordinary, shall be governed by Section 9(f) of this Confirmation in lieu of Article 10 or Section 11.2(c) of the Equity Definitions.

Extraordinary Events applicable to the Transaction:

New Shares:	Section 12.1(i) of the Equity Definitions is hereby amended by deleting the text in clause (i) in its entirety and replacing it with the phrase “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)”.

Consequence of Merger Events:

Merger Event:	Applicable: provided that if an event occurs that constitutes both a Merger Event under Section 12.1(b) of the Equity Definitions and Additional Termination Event under Section 9(h)(ii)(A) of this Confirmation, Bank may elect, in its commercially reasonable judgment, whether the provisions of Section 12.1(b) of the Equity Definitions or Section 9(h)(ii)(A) will apply.

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

Share-for-Combined:	Component Adjustment (Calculation Agent Determination)

Consequence of Tender Offers:

Tender Offer:	Applicable; provided however that if an event occurs that constitutes both a Tender Offer under Section 12.1(d) of the Equity Definitions and Additional Termination Event under Section 9(h)(ii)(C) of this Confirmation, Bank may elect, in its commercially reasonable judgment, whether the provisions of Section 12.3 of the Equity Definitions or Section 9(h)(ii)(C) will apply.

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

Modified Calculation Agent Adjustment:	If, in respect of any Merger Event to which Modified Calculation Agent Adjustment applies, the adjustments to be made in accordance with Section 12.2(e)(i) of the Equity Definitions would result in Issuer being different from the issuer of the Shares or the Underlying Shares, then with respect to such Merger Event, as a condition precedent to the adjustments contemplated in Section 12.2(e)(i) of the Equity Definitions, Issuer and the issuer of the Shares or the Underlying Shares shall, prior to the Merger Date, have entered into such documentation containing representations, warranties and agreements relating to securities law and other issues as requested by Bank that Bank has determined, in its commercially reasonable discretion, to be reasonably necessary or appropriate to allow Bank to continue as a party to the Transaction, as adjusted under Section 12.2(e)(i) of the Equity Definitions, and to preserve its hedging or hedge unwind activities in connection with the Transaction in a manner compliant with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Bank, and if such conditions are not met or if the Calculation Agent determines that no adjustment that it could make under Section 12.2(e)(i) of the Equity Definitions will produce a commercially reasonable result, then the consequences set forth in Section 12.2(e)(ii) of the Equity Definitions shall apply.

Reference Markets:	For the avoidance of doubt, and without limiting the generality of the foregoing provisions, any adjustment effected by the Calculation Agent pursuant to Section 12.2(e) and/or Section 12.3(d) of the Equity Definitions may be determined by reference to the adjustment(s) made in respect of Merger Events or Tender Offers, as the case may be, in the convertible bond market.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (w) adding the words “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” after the word “regulation” in the second line thereof, (x) adding the words “or any Hedge Positions” after the word “Shares” in the clause (X) thereof and (y) adding the words “, or holding, acquiring or disposing of Shares or any Hedge Positions relating,” after the word “obligations” in clause (Y) thereof.

The parties agree that, for purposes of Section 12.9(a)(ii) of the Equity Definitions, “any applicable law or regulation” shall include the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any rules and regulations promulgated thereunder and any similar law or regulation, and the consequences specified in Section 12.9(b)(i) of the Equity Definitions shall apply to any Change in Law arising from any such act, rule or regulation.

Failure to Deliver:	Not Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable; provided that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and

(ii)    Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Hedging:	Applicable

Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	100 basis points.

Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	25 basis points.

Hedging Party:	Bank for all applicable Additional Disruption Events

Determining Party:	Bank for all applicable Extraordinary Events; provided that Bank shall make all determinations required pursuant to this Transaction, in a commercially reasonable manner.

Non-Reliance:	Applicable

Agreements and Acknowledgments
Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Illegality:	The parties agree that, for the avoidance of doubt, for purposes of Section 5(b)(i) of the Agreement, “any applicable law” shall include the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any rules and regulations promulgated thereunder and any similar law or regulation, without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and the consequences specified in the Agreement, including without limitation, the consequences specified in Section 6 of the Agreement, shall apply to any Illegality arising from any such act, rule or regulation.

4. Calculation Agent:	Bank; provided that (i) if an Event of Default as a result of Section 5(a)(vii) of the Agreement has occurred and is continuing with respect to Bank, the Calculation Agent shall be a leading recognized dealer in equity derivatives designated in good faith by Company for so long as such Event of Default is continuing and (ii) Calculation Agent shall make all calculations, adjustments and determinations required pursuant to this Transaction, in a commercially reasonable manner.

5. Account Details:

(a)	Account for payments to Company:

To be provided by Company.

Account for delivery of Underlying Shares from Company if settlements occur through the Clearance System:

To be provided by Bank.

(b)	Account for payments to Bank:

Bank of America

New York, NY

SWIFT: BOFAUS65

Bank Routing: 026-009-593

Account Name: Bank of America

Account No. : 0012333-34172

Account for delivery of Underlying Shares to Bank if settlements occur through the Clearance System:

To be provided by Bank.

6. Offices:

The Office of Company for the Transaction is: Inapplicable, Company is not a Multibranch Party.

The Office of Bank for the Transaction is:

Bank of America, N.A.

c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated

Bank of America Tower at One Bryant Park

New York, NY 10036

Attention:             John Servidio

Telephone:           646-855-7127

Facsimile:            704-208-2869

7. Notices: For purposes of this Confirmation:

(a)	Address for notices or communications to Company:

NuVasive, Inc.

7475 Lusk Blvd

San Diego, CA 92121

Attention: Chief Financial Officer

Telephone No.:     858-909-1800

Facsimile No.:      858-909-2000

(b)	Address for notices or communications to Bank:

Bank notice information to follow:

Bank notice information to follow:

To:	Bank of America, N.A.
c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated
Bank of America Tower at One Bryant Park
New York, NY 10036
Attn:	John Servidio
Telephone:	646-855-7127
Facsimile:	704-208-2869

8. Representations, Warranties and Agreements of Company and Bank

(a)	The representations and warranties of Company set forth in Section 1(a) of the Underwriting Agreement (the “Underwriting Agreement”) dated as of June 22, 2011 among Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co., as Representatives of the Underwriters (the “Underwriters”), are true and correct and are hereby deemed to be repeated to Bank as if set forth herein. Company hereby further represents and warrants to Bank that on the Trade Date and the Premium Payment Date:

(i)	Company has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of this Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Company’s part; and this Confirmation has been duly and validly executed and delivered by Company and constitutes its valid and binding obligation, enforceable against Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(ii)	Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Company hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Company, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency applicable to the Company, or any agreement or instrument to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries is bound or to which Company or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(iii)	No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required by Company in connection with the execution, delivery or performance by Company of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act of 1933, as amended (the “Securities Act”) or state securities laws.

(iv)	In the event that the stockholder approvals described in Section 9(x) are received, the Underlying Shares initially issuable upon exercise of the Warrants by the net share settlement method (the “Warrant Shares”), and the Shares initially issuable upon conversion of the Warrant Shares (the “Conversion Shares”), will have been reserved for issuance by all required corporate action of Company. The Warrant Shares and the Conversion Shares have been duly authorized and, when (i) in the case of the Warrant Shares, the Warrant Shares are delivered against payment therefor (which may include Net Share Settlement in lieu of cash) and otherwise as contemplated by the terms of the Warrant following the exercise of the Warrant in accordance with the terms and conditions of the Warrant and (ii) in the case of the Conversion Shares, the Conversion Shares are delivered upon conversion of the Warrant Shares in accordance with the certificate of designations for the Conversion Shares, will be validly issued, fully-paid and non-assessable, and the issuance of the Warrant Shares and the Conversion Shares will not be subject to any preemptive or similar rights.

(v)	Company is not and will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(vi)	Company is an “eligible contract participant” (as such term is defined in Section 1a(17) of the Commodity Exchange Act, as amended).

(vii)	During the period starting on the first Expiration Date and ending on the last Expiration Date (the “Settlement Period”), neither Company nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 (“Rule 10b-18”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Bank.

(viii)	Without limiting the generality of Section 13.1 of the Equity Definitions, Company acknowledges that Bank is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 128, 133 (as amended), 149 or 150, EITF Issue No. 00-19, 01-6 or 03-6 (or any successor issue statements) or under any accounting standards including FASB’s Liabilities & Equity Project.

(ix)	Prior to the Trade Date, Company shall deliver to Bank a resolution of Company’s board of directors authorizing the Transaction and such other certificate or certificates as Bank shall reasonably request.

(x)	Company is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)).

(xi)	Company understands no obligations of Bank to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Bank or any governmental agency.

(xii)	Company agrees that it (A) will not during the Settlement Period make, or permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares; (B) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Bank following any such announcement that such announcement has been made; and (C) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Bank with written notice specifying (i) Company’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date that were not effected through Bank or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date. Such written notice shall be deemed to be a certification by Company to Bank that such information is true and correct. In addition, Company shall promptly notify Bank of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

(b)	Each of Bank and Company acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) thereof. Accordingly, Bank represents and warrants to Company that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

9. Other Provisions:

(a)	Opinions. Company shall deliver an opinion of counsel, dated as of the Trade Date, to Bank with respect to the matters set forth in Sections 8(a)(i) through (iv) of this Confirmation; provided that, with respect to “any agreement or instrument” referred to in Section 8(a)(ii), such opinion shall only refer to agreements and instruments filed as exhibits to Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as updated by any exhibits to Current Reports on Form 8-K filed on January 6, 2011, January 11, 2011, January 19, 2011, February 3, 2011, February 23, 2011, March 9, 2011, May 5, 2011 and May 31, 2011.

(b)

Repurchase Notices. Company shall, on any day on which Company effects any repurchase of Shares, promptly give Bank a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the quotient of (x) the product of the Number of Warrants, the Warrant Entitlement and the Conversion Rate (as defined in the Certificate of Designations), divided by (y) the number of Company’s outstanding Shares (such quotient expressed as a percentage, the “Warrant Equity Percentage”) would be (i) greater than 7.5% or (ii) 0.5% greater than the Warrant Equity Percentage included in the immediately preceding Repurchase Notice. Company agrees to indemnify and hold harmless Bank and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Bank’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16

“insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to this Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person actually may become subject to, as a result of Company’s failure to provide Bank with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person, such Indemnified Person shall promptly notify Company in writing, and Company, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Company may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Company shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Company agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Company shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Company under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)	Regulation M. Company shall not, during the period starting on the first Expiration Date and ending on second Scheduled Trading Day immediately following the last Expiration Date, engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Company, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M.

(d)	No Manipulation. Company is not entering into this Transaction (i) on the basis of, and it is not aware of, any material non-public information with respect to itself, the Underlying Shares or the Shares (ii) in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self tender offer or a third-party tender offer or (iii) to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e)

Transfer or Assignment. Company may not transfer any of its rights or obligations under this Transaction without the prior written consent of Bank. Bank may, without Company’s consent, transfer or assign all or any part of its rights or obligations under this Transaction to any third party (the “Transferee”). If after Bank’s commercially reasonable efforts, Bank is unable to effect such a transfer or assignment on pricing terms reasonably acceptable to Bank and within a time period reasonably acceptable to Bank, or the Transfer Conditions set forth below are not satisfied following a proposed transfer or assignment, of a sufficient number of Warrants to reduce (i) Bank Group’s “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and rules promulgated thereunder) to 8.0% of Company’s outstanding Shares or less or (ii) the Warrant Equity Percentage to 14.5% or less, Bank may designate any Exchange Business Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of this Transaction, such that (i) Bank Group’s “beneficial ownership” following such partial termination will be equal to or less than 8.0% or (ii) the Warrant Equity Percentage following such partial termination will be equal to or less than 14.5%. In the event that Bank so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Warrants equal to the Terminated Portion, (ii) Company shall be the sole Affected Party with respect to such partial termination and (iii) such Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provisions of paragraph 9(j) shall apply to any amount that is payable by Company to Bank pursuant to this sentence). Notwithstanding any other provision in this Confirmation to the contrary (including the Transfer Conditions below) requiring or allowing Bank to purchase, sell, receive or deliver any Shares or other securities to or from Company, Bank may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Bank’s obligations in respect of this Transaction and any such designee may assume such obligations. Bank shall be discharged of its obligations to Company to the extent of any such performance. “Bank Group” means Bank or any affiliate of Bank subject to aggregation with Bank under such Section 13 of the Exchange Act and rules promulgated thereunder and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Bank.

Notwithstanding the foregoing, but subject to the right to designate an affiliate as set forth above, Bank may not transfer or assign under this Section 9(e) unless the following conditions are satisfied (the “Transfer Conditions”):

(1) the Transferee agrees in writing with Bank to be bound by the terms of this Confirmation with respect to the transferred obligations;

(2) as of the date of such transfer, and giving effect thereto, Company will not be required to withhold or deduct on account of Tax from any payments under the Agreement or will be required to gross up for such Tax under Section 2(d)(i)(4) of the Agreement;

(3) as of the date of such transfer, and giving effect thereto, Bank or the Transferee will not be required to gross up for such Tax under Section 2(d)(i)(4) of the Agreement;

(4) no Event of Default where Bank or the Transferee is the Defaulting Party or Termination Event where Bank or the Transferee is the sole Affected Party will occur as a result of such transfer; and

(5) as of the date of such transfer, and giving effect thereto, the transfer will not result in a Change in Law.

(f)	Dividends. If at any time during the period from but excluding the Trade Date, to and including the Expiration Date, an ex-dividend date for a dividend or distribution occurs with respect to the Shares or the Underlying Shares, then the Calculation Agent will adjust any of the Strike Price, Warrant Entitlement, Number of Warrants and/or Daily Number of Warrants to preserve the fair value of the Warrants to Bank after taking into account such dividend or distribution or lack thereof.

(g)	[Reserved.]

(h)	Additional Provisions.

(i) Amendments to the Equity Definitions:

(A) Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the words “an”; and adding the phrase “, Warrants or Underlying Shares” at the end of the sentence.

(B) Section 11.2(c) of the Equity Definitions is hereby amended by (x) replacing the words “a diluting or concentrative” with “an”, (y) adding the phrase “, Warrants or Underlying Shares” after the words “the relevant Shares” in the same sentence and (z) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares).”

(C) Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the word “an”; and adding the phrase “, Warrants or Underlying Shares” at the end of the sentence.

(D) Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Bank’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(E) Section 12.9(b)(iv) of the Equity Definitions is hereby amended by:

(x) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and

(y) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence.

(F) Section 12.9(b)(v) of the Equity Definitions is hereby amended by:

(x) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and

(y)(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C) and (3) deleting the penultimate sentence in its entirety and replacing it with the sentence “The Hedging Party will, in a commercially reasonable manner, determine the Cancellation Amount payable by one party to the other.”

(ii) Notwithstanding anything to the contrary in this Confirmation, upon the occurrence of one of the following events, with respect to this Transaction, (1) Bank shall have the right to designate such event an Additional Termination Event and designate an Early Termination Date pursuant to Section 6(b) of the Agreement, and (2) Company shall be deemed the sole Affected Party and the Transaction shall be deemed the sole Affected Transaction:

(A) Any person files a Schedule TO, or any schedule, form or report under the Exchange Act, disclosing that such person has acquired beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of Company’s capital stock entitling such person to exercise 50% or more of the total voting power of all shares of Company’s capital stock entitled to vote generally in elections of directors, other than an acquisition by Company or any of its subsidiaries or any of Company’s employee benefit plans. For purposes of this provision, whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act, and “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

(B) Company (i) merges or consolidates with or into any other person, other than one of its subsidiaries, another person merges with or into Company, or Company conveys, sells, transfers or leases all or substantially all of its assets to another person or (ii) engages in any recapitalization, reclassification or other transaction in which all or substantially all the Shares are exchanged for or converted into cash, securities or other property, in each case, other than any merger or consolidation:

(x) that does not result in a reclassification, conversion, exchange or cancellation of outstanding Shares;

(y) pursuant to which the consideration received by holders of Shares immediately prior to the transaction entitles such holders to exercise, directly or indirectly, 50% or more of the voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction; or

(z) which is effected solely to change Company’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding Shares solely into shares of common stock of the surviving entity.

(C) Company is liquidated or dissolved or holders of Shares approve any plan or proposal for Company’s liquidation or dissolution.

(D) There is a default by Company or any significant subsidiary in the payment at final maturity or upon acceleration of indebtedness for money borrowed by Company or any significant subsidiary of Company in excess of $30 million in the aggregate, whether such debt now exists or shall hereafter be created, and such indebtedness is not discharged, or such acceleration is not cured or rescinded, within a period of 30 days after the occurrence of such debt becoming or being declared due and payable or the failure to pay, as the case may be. For purposes of this provision, “significant subsidiary” means, in respect of any person, a Subsidiary of such person that would constitute a “significant subsidiary”, as such term is defined in Rule 1-02 of Regulation S-X promulgated by the SEC as in effect on the date hereof.

(E) Shares, or shares of any other capital stock or American Depositary Receipts in respect of shares of capital stock into which Company’s notes are convertible, are not listed for trading on any of The New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or any of their respective successors).

(F) Bank, despite using commercially reasonable efforts, is unable or reasonably determines that it is impractical or illegal, to hedge its obligations pursuant to this Transaction in the public market without registration under the Securities Act or as a result of any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Bank).

Notwithstanding the forgoing, any merger or consolidation under clause (A) or any event specified under clause (B) above will not constitute an Additional Termination Event if at least at least 90% of the consideration paid for the Shares (excluding cash payments for fractional Shares and cash payments made pursuant to dissenters’ appraisal rights) in connection with such event consists of shares of common stock traded on any of The New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or any of their respective successors) (or will be so traded or quoted immediately following the completion of the merger or consolidation or other transaction).

(i)	No Collateral or Setoff. Notwithstanding any provision of the Agreement, the Confirmation or the Equity Definitions or any other agreement between the parties to the contrary, the obligations of Company hereunder are not secured by any collateral. Obligations under this Transaction shall not be set off by Company against any other obligations of the parties, whether arising under the Agreement, this Confirmation or the Equity Definitions, under any other agreement between the parties hereto, by operation of law or otherwise. Any provision in the Agreement with respect to the satisfaction of Company’s payment obligations to the extent of Bank’s payment obligations to Company in the same currency and in the same Transaction (including, without limitation Section 2(c) thereof) shall not apply to Company and, for the avoidance of doubt, Company shall fully satisfy such payment obligations notwithstanding any payment obligation to Company by Bank in the same currency and in the same Transaction. In calculating any amounts under Section 6(e) of the Agreement or Section 12 of the Equity Definitions, notwithstanding anything to the contrary in the Agreement or the Equity Definitions, (1) separate amounts shall be calculated as set forth in Section 6(e) of the Agreement or Section 12 of the Equity Definitions, as applicable, with respect to this Transaction, and (2) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement or Section 12 of the Equity Definitions. For the avoidance of doubt and notwithstanding anything to the contrary provided in this Section 9(i), in the event of bankruptcy or liquidation of Company neither party shall have the right to set off any obligation that it may have to the other party under this Transaction against any obligation such other party may have to it, whether arising under the Agreement, this Confirmation, the Equity Definitions or any other agreement between the parties hereto, by operation of law or otherwise.

(j)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If, in respect of this Transaction, an amount is payable by Company to Bank, (i) pursuant to Section 12.2, 12.3, 12.6, 12.7 or Section 12.9 of the Equity Definitions (except in the event of an Insolvency, Nationalization, Tender Offer or Merger Event in which the consideration or proceeds to be paid to holders of Shares consists solely of cash) or (ii) pursuant to Sections 6(d) and 6(e) of the Agreement (except in the event of an Event of Default in which Company is the Defaulting Party or a Termination Event in which Company is the Affected Party, other than an Event of Default of the type described in (x) Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or (y) a Termination Event of the type described in Section 5(b) of the Agreement, in the case of both (x) and (y), resulting from an event or events outside Company’s control) (a “Payment Obligation”), Company shall have the right, in its sole discretion, to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Bank, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. New York local time on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or, in the case of an Additional Disruption Event, date of cancellation, as applicable; provided that if Company does not validly elect to satisfy its Payment Obligation by the Share Termination Alternative and Company has received Shareholder Approval (as defined in the Certificate of Designations) and shall have notified Bank of such receipt, Bank shall have the right to require Company to satisfy its Payment Obligation by the Share Termination Alternative. Notwithstanding the foregoing, Company’s or Bank’s right to elect satisfaction of a Payment Obligation in the Share Termination Alternative as set forth in this clause shall only apply to Transactions under this Confirmation.

Share Termination Alternative:	If applicable, Company shall deliver to Bank the Share Termination Delivery Property on the date (the “Share Termination Payment Date”) on which the Payment Obligation would otherwise be due pursuant to Section 12.2, 12.3, 12.6, 12.7 or Section 12.9 of the Equity Definitions and Sections 6(d) and 6(e) of the Agreement, as applicable, subject to paragraph (k)(i) below, in satisfaction, subject to paragraph (k)(ii) below, of the Payment Obligation in the manner reasonably requested by Bank free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the amount of Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value to Bank of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means. The Calculation Agent shall notify Company of such Share Termination Unit Price at the time of notification of the Payment Obligation. In the case of a Private Placement of Share Termination Delivery Units that are Restricted Shares (as defined below), as set forth in paragraph (k)(i) below, the Share Termination Unit Price shall be determined by the discounted price applicable to such Share Termination Delivery Units. In the case of a Registration Settlement of Share Termination Delivery Units that are Restricted Shares (as defined below) as set forth in paragraph (k)(ii) below, the Share Termination Unit Price shall be the Settlement Price on the Merger Date, the Tender Offer Date, the Announcement Date (in the case of a Nationalization, Insolvency or Delisting), the date of cancellation or the Early Termination Date, as applicable.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default, Additional Disruption Event or Delisting, one Underlying Share or, in the case of Nationalization, Insolvency, Tender Offer or Merger Event, a unit consisting of the number or amount of each type of property received by a holder of one Underlying Share (or, if no Underlying Shares are then outstanding, the number or amount of each type of property as would have been received by a holder of one Underlying Share had an Underlying Share been outstanding prior to the relevant transaction or event), without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities, in such Nationalization, Insolvency, Tender Offer or Merger Event. If such Nationalization, Insolvency, Tender Offer or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Inapplicable

Other Applicable Provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.9, 9.11, 9.12 and 10.5 (as modified above) of the Equity Definitions will be applicable as if Physical Settlement were applicable, except that (i) Section 9.9 of the Equity Definitions shall be amended by replacing the word “party” in the second line thereof with the word “Seller” and deleting the remainder of the provision and (ii) Section 10.5 shall be amended by replacing the word “party” in the third line thereof with the word “Buyer” and deleting the remainder of the provision.

(k)	Registration/Private Placement Procedures. If, based on advice of counsel, following any delivery of Underlying Shares or Share Termination Delivery Property to Bank hereunder, such Underlying Shares or Share Termination Delivery Property would be in the hands of Bank subject to any applicable restrictions with respect to any registration or qualification requirement or prospectus delivery requirement for such Underlying Shares or Share Termination Delivery Property pursuant to any applicable federal or state securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such Underlying Shares or Share Termination Delivery Property being “restricted securities”, as such term is defined in Rule 144 under the Securities Act, or as a result of the sale of such Underlying Shares or Share Termination Delivery Property being subject to paragraph (c) of Rule 145 under the Securities Act) (such Underlying Shares or Share Termination Delivery Property, “Restricted Shares”), then delivery of such Restricted Shares shall be effected pursuant to either clause (i) or (ii) below at the election of Company, unless Bank waives the need for registration/private placement procedures set forth in (i) and (ii) below. Notwithstanding the foregoing, solely in respect of any Daily Number of Warrants exercised or deemed exercised on any Expiration Date, Company shall elect, prior to the first Settlement Date for the first Expiration Date, a Private Placement Settlement or Registration Settlement for all deliveries of Restricted Shares for all such Expiration Dates which election shall be applicable to all Settlement Dates for such Warrants and the procedures in clause (i) or clause (ii) below shall apply for all such delivered Restricted Shares on an aggregate basis commencing after the final Settlement Date for such Warrants. The Calculation Agent shall make reasonable adjustments to settlement terms and provisions under this Confirmation to reflect a single Private Placement or Registration Settlement for such aggregate Restricted Shares delivered hereunder.

(i)

If Company elects to settle the Transaction pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Company shall be effected in customary private placement procedures with respect to such Restricted Shares of similar size, in form and substance reasonably acceptable to Bank, in its good faith and commercially reasonable discretion; provided that Company may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by Company to Bank (or any affiliate designated by Bank) of the Restricted Shares or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Restricted Shares by Bank (or any such affiliate of Bank). The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Bank, due diligence rights (for Bank or any designated buyer of the Restricted Shares by Bank), opinions and certificates, and such other documentation as is customary for private placement agreements of its size, all reasonably acceptable to Bank. In the case of a Private Placement Settlement, Bank shall, in a commercially reasonable manner, determine the appropriate discount to the Share Termination Unit Price (in the case of settlement of Share Termination Delivery Units pursuant to paragraph (j) above) or any Settlement Price (in the case of settlement of Underlying Shares pursuant to Section 2 above) applicable to such Restricted Shares in a commercially reasonable manner and appropriately adjust the number of such Restricted Shares to be delivered to Bank hereunder; provided that in no event shall such number be greater than two times the Number of Shares (the “Maximum Amount”). Notwithstanding the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Exchange Business Day following notice by Bank to Company, of such applicable discount and the number of Restricted Shares to be delivered pursuant to this clause (i). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the Share Termination Payment Date (in the case of settlement of Share Termination Delivery Units pursuant to paragraph (j) above) or on the Settlement Date for such Restricted Shares (in the case of settlement in Underlying Shares pursuant to Section 2 above).

In the event Company shall not have delivered the full number of Restricted Shares otherwise applicable as a result of the proviso above relating to the Maximum Amount (such deficit, the “Deficit Restricted Shares”), Company shall be continually obligated to deliver, from time to time until the full number of Deficit Restricted Shares have been delivered pursuant to this paragraph, Restricted Shares when, and to the extent, that (i) Underlying Shares are repurchased, acquired or otherwise received by Company or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Underlying Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved and (iii) Company additionally authorizes any unissued Underlying Shares that are not reserved for other transactions. Company shall immediately notify Bank of the occurrence of any of the foregoing events (including the number of Underlying Shares subject to clause (i), (ii) or (iii) and the corresponding number of Restricted Shares to be delivered) and promptly deliver such Restricted Shares thereafter.

(ii)

If Company elects to settle the Transaction pursuant to this clause (ii) (a “Registration Settlement”), then Company shall promptly (but in any event no later than the beginning of the Resale Period) file and use its good faith and reasonable best efforts to make effective under the Securities Act a registration statement or supplement or amend an outstanding registration statement in form and substance reasonably satisfactory to Bank, to cover the resale of such Restricted Shares in accordance with customary resale registration procedures, including covenants, conditions, representations, underwriting discounts (if applicable), commissions (if applicable), indemnities due diligence rights, opinions and certificates, and such other documentation as is customary for equity resale underwriting agreements, all reasonably acceptable to Bank. If Bank, in its sole reasonable discretion, is not satisfied with such procedures and documentation Private Placement Settlement shall apply. If Bank is satisfied with such procedures and documentation, it shall sell the Restricted Shares pursuant to such registration statement during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Restricted Shares (which, for the avoidance of doubt, shall be (x) the Share Termination Payment Date in case of settlement in Share Termination Delivery Units pursuant to paragraph (j) above or (y) the Settlement Date in respect of the final Expiration Date for all Daily Number of Warrants) and ending on the earliest of (i) the Exchange Business Day on which Bank completes the sale of all Restricted Shares or, in the case of settlement of Share Termination Delivery Units, a sufficient number of Restricted Shares so that the realized net proceeds of such sales equals or exceeds the Payment Obligation (as defined above), (ii) the date upon which all Restricted Shares have been sold or transferred pursuant to Rule 144 (or similar provisions then in force) or Rule 145(d)(1) or (2) (or any similar provision then in force) under the Securities Act and (iii) the date upon which all Restricted Shares may be sold or transferred by a non-affiliate pursuant to Rule 144 (or any similar provision then in force) or Rule 145(d)(3) (or any similar provision then in force) under the Securities Act. If the Payment Obligation exceeds the realized net proceeds from such resale, Company shall transfer to Bank by the open of the regular trading session on the Exchange on the Exchange

Trading Day immediately following the last day of the Resale Period the amount of such excess (the “Additional Amount”) in cash or in a number of Underlying Shares (“Make-whole Shares”) in an amount that, based on the Settlement Price on the last day of the Resale Period (as if such day was the “Valuation Date” for purposes of computing such Settlement Price), has a dollar value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares. If Company elects to pay the Additional Amount in Underlying Shares, the requirements and provisions for Registration Settlement shall apply. This provision shall be applied successively until the Additional Amount is equal to zero. In no event shall Company deliver a number of Restricted Shares greater than the Maximum Amount.

(iii)	Without limiting the generality of the foregoing, Company agrees that any Restricted Shares delivered to Bank, as purchaser of such Restricted Shares, (i) may be transferred by and among Bank and its affiliates and Company shall effect such transfer without any further action by Bank and (ii) after the period of 6 months from the Trade Date (or 1 year from the Trade Date if, at such time, informational requirements of Rule 144(c) are not satisfied with respect to the Company) has elapsed after any Settlement Date for such Restricted Shares, Company shall promptly remove, or cause the transfer agent for such Restricted Shares to remove, any legends referring to any such restrictions or requirements from such Restricted Shares upon request by Bank (or such affiliate of Bank) to Company or such transfer agent, without any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Bank (or such affiliate of Bank).

If (x) Company shall fail to effectuate the Private Placement Settlement as set forth in clause (i) or (y) Company shall fail to effectuate the Registration Settlement as set forth in clause (ii) and Company shall fail to effectuate the Private Placement Settlement following its failure to effectuate the Registration Settlement, then either the failure set forth in clause (x) or the failure set forth in clause (y) shall constitute an Event of Default with respect to which Company shall be the Defaulting Party.

(l)	Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, Bank may not exercise any Warrant hereunder or be entitled to take delivery of any Underlying Shares deliverable hereunder, and Automatic Exercise shall not apply with respect to any Warrant hereunder, to the extent (but only to the extent) that, after such receipt of any Underlying Shares upon the exercise of such Warrant or otherwise hereunder, the Bank Group would directly or indirectly beneficially own (as such term is defined for purposes of Section 13(d) of the Exchange Act) in excess of 4.9 % of the outstanding Shares. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery, the Bank Group would directly or indirectly so beneficially own in excess of 4.9% of the outstanding Shares. If any delivery owed to Bank hereunder is not made, in whole or in part, as a result of this provision, Company’s obligation to make such delivery shall not be extinguished and Company shall make such delivery as promptly as practicable after, but in no event later than one Business Day after, Bank gives notice to Company that, after such delivery, the Bank Group would not directly or indirectly so beneficially own in excess of 4.9% of the outstanding Shares.

(m)

Share Deliveries. Company acknowledges and agrees that, to the extent the holder of this Warrant or the holder of Warrant Shares delivered upon exercise of this Warrant is not then an affiliate and has not been an affiliate for 90 days (it being understood that Bank will not be considered an affiliate under this paragraph solely by reason of its receipt of Warrant Shares pursuant to this Transaction or Conversion Shares pursuant to the terms of the Warrant Shares), and otherwise satisfies all holding period and other requirements of Rule 144 of the Securities Act applicable to it, any delivery of Warrant Shares, Conversion Shares or Share Termination Delivery Property hereunder at any time after 6 months from the Trade Date (or 1 year from the Trade Date if, at such time, informational requirements of Rule 144(c) are not satisfied with respect to the Company) shall be eligible for resale under Rule 144 of the Securities Act and Company agrees to promptly remove, or cause the transfer agent for such Warrant Shares, Conversion Shares or Share

Termination Delivery Property, to remove, any legends referring to any restrictions on resale under the Securities Act from the Warrant Shares, Conversion Shares or Share Termination Delivery Property. Company further agrees that any delivery of Warrant Shares, Conversion Shares or Share Termination Delivery Property prior to the date that is 6 months from the Trade Date (or 1 year from the Trade Date if, at such time, informational requirements of Rule 144(c) are not satisfied with respect to the Company), may be transferred by and among Bank and its affiliates and Company shall effect such transfer without any further action by Bank. Notwithstanding anything to the contrary herein, Company agrees that any delivery of Warrant Shares, Conversion Shares or Share Termination Delivery Property shall be effected by book-entry transfer through the facilities of DTC, or any successor depositary, if at the time of delivery, such class of Warrant Shares, Conversion Shares or Share Termination Delivery Property is in book-entry form at DTC or such successor depositary. Notwithstanding anything to the contrary herein, to the extent the provisions of Rule 144 of the Securities Act or any successor rule are amended, or the applicable interpretation thereof by the Securities and Exchange Commission or any court change after the Trade Date, the agreements of Company herein shall be deemed modified to the extent necessary, in the opinion of outside counsel of Company, to comply with Rule 144 of the Securities Act, as in effect at the time of delivery of the relevant Warrant Shares, Conversion Shares or Share Termination Delivery Property.

(n)	Governing Law. New York law (without reference to choice of law doctrine other than Title 14 of Article 5 of the New York General Obligations Law).

(o)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(p)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Company and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Company relating to such tax treatment and tax structure.

(q)	Maximum Share Delivery. Notwithstanding any other provision of this Confirmation or the Agreement, in no event will Company be required to deliver more than the Maximum Amount of Shares in the aggregate to Bank in connection with this Transaction, subject to the provisions regarding Deficit Restricted Shares.

(r)	Right to Extend. Bank may postpone, in whole or in part, any Expiration Date or any other date of valuation or delivery with respect to some or all of the relevant Warrants (in which event the Calculation Agent shall make appropriate adjustments to the Daily Number of Warrants with respect to one or more Expiration Dates) if Bank determines, in its commercially reasonable judgment, that such extension is reasonably necessary or appropriate to preserve Bank’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Bank to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Bank were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Bank.

(s)	Status of Claims in Bankruptcy. Bank acknowledges and agrees that this Confirmation is not intended to convey to Bank rights against Company with respect to the Transaction that are senior to the claims of common stockholders of Company in any U.S. bankruptcy proceedings of Company; provided that nothing herein shall limit or shall be deemed to limit Bank’s right to pursue remedies in the event of a breach by Company of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Bank’s rights in respect of any transactions other than the Transaction.

(t)	Securities Contract; Swap Agreement. Each of Bank and Company agrees and acknowledges that Bank is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that Bank is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code.

(u)	Delivery or Receipt of Cash. For the avoidance of doubt, other than receipt of the Premium by Company, nothing in this Confirmation shall be interpreted as requiring Company to deliver or receive cash in respect of the settlement of the Transactions contemplated by this Confirmation, except in circumstances where the cash settlement thereof is within Company’s control (including, without limitation, where Company elects to deliver or receive cash or fails timely to elect to deliver or receive Share Termination Delivery Property in respect of the settlement of such Transactions or in those circumstances in which holders of the Shares would also receive cash).

(v)	Payment by Bank. In the event that (a) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Bank owes to Company an amount calculated under Section 6(e) of the Agreement, or (b) Bank owes to Company, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(w)	Early Unwind. In the event the sale of the “Initial Securities” (as defined in the Underwriting Agreement) is not consummated with the Underwriters for any reason, or Company fails to deliver to Bank opinions of counsel as required pursuant to Section 9(a), in each case by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date, the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Bank and Company under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date; provided that Company shall purchase from Bank on the Early Unwind Date all Shares purchased by Bank or one or more of its affiliates in connection with the Transaction at the then prevailing market price. Each of Bank and Company represents and acknowledges to the other that, subject to the proviso included in this Section 9(w), upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(x)	Stockholder Approval. Company will use its best efforts to hold a special meeting of its stockholders as soon as practicable, but not later than June 1, 2012 (the “Approval Deadline”), at which Company will seek to obtain the requisite stockholder approvals for (i) an amendment to Company’s Restated Certificate of Incorporation to increase the number of authorized but unissued Shares to at least 31,525,169 Shares and (ii) authorization of the conversion and settlement of the Underlying Shares in accordance with NASDAQ Stock Market Rule 5635. If Company fails to obtain such stockholder approvals by the Approval Deadline, Company will (i) continue to seek to obtain such approvals at each subsequent annual meeting of its stockholders and (ii) hold at least one special meeting of its stockholders in each calendar year, beginning with the 2012 calendar year, at which Company will seek to obtain such approvals, in each case, until such approvals have been obtained. If such approvals have not been obtained prior to any Settlement Date hereunder, Company will issue the relevant Underlying Shares on such Settlement Date by book-entry transfer through the facilities of DTC.

(y)	Designation by Bank. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Bank to purchase, sell, receive or deliver any Underlying Shares or other securities to or from Issuer, Bank may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Bank obligations in respect of the Transaction and any such designee may assume such obligations. Bank shall be discharged of its obligations to Issuer to the extent of any such performance.

[Remainder Intentionally Blank]

Company hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Bank) correctly sets forth the terms of the agreement between Bank and Company with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to John Servidio, Facsimile No. 704-208-2869.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Christopher A. Hutmaker
Name:	Christopher A. Hutmaker
Title:	Managing Director

Accepted and confirmed
as of the Trade Date:

NuVasive, Inc.

By:	/s/ Michael Lambert
Authorized Signatory
Name:	Michael Lambert

[Warrant Confirmation for BofA]

Annex A

Summary Terms of the Series A Participating Preferred Stock

The summary below describes the principal terms of the Series A Participating Preferred Stock to be issued in connection with the Transaction evidenced by the Confirmation (the “Confirmation”) to which this Annex A is attached (the “Warrant Transaction”). The description below is subject to, and qualified in its entirety by, the Certificate of Designations for the Series A Participating Preferred Stock (the “Certificate of Designations”), which, upon the Premium Payment Date, shall supersede such description in its entirety. Capitalized terms used in this Annex A that are not otherwise defined shall have the meanings set forth in the Confirmation.

Issuer	Company

Securities	Initially, a number of shares of a series of the Company’s preferred stock, par value $0.001 per share, designated pursuant to Article IV of the Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) as the Series A Participating Preferred Stock (the “Preferred Stock”), which will have the rights and preferences, including the conversion, dividend, liquidation and voting rights, described below. That number will be equal to 1/10th of the number of shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) into which the Preferred Stock is initially convertible as described below. Each share of Preferred Stock will initially be subject to conversion as described below into 20 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The number of shares of Common Stock into which each share of Preferred Stock is convertible is referred to as the “Conversion Rate” and shall be subject to adjustment as set forth under “Conversion Rate Adjustments” below.

Liquidation Amount	$648.20 per share of Preferred Stock.

Dividend Payment Dates

January 1, April 1, July 1 and October 1 of each year.

Notwithstanding the foregoing and for the avoidance of doubt, on the same date that the Company pays any dividend or distribution on shares of its Common Stock (irrespective of whether such date is a Dividend Payment Date as defined above), the Company will pay a corresponding dividend or distribution, on an as-converted basis, to holders of the Preferred Stock. Any such dividends (including extraordinary cash dividends or distributions) paid on the Preferred Stock pursuant to the immediately preceding sentence are referred to as “Paid-Through Dividends.”

Dividend Period	For each share of Preferred Stock, the period commencing on, and including, the immediately preceding Dividend Payment Date for such share of Preferred Stock (or if no Dividend Payment Date has occurred for such share of Preferred Stock, the period commencing on, and including, the date of issuance of such share of Preferred Stock), and ending on, and including, the day immediately preceding the next succeeding Dividend Payment Date.

Stockholder Approvals

The Company will use its best efforts to hold a special meeting of its stockholders as soon as practicable, but not later than the Approval Deadline set forth below, at which the Company will seek to obtain the requisite stockholder approvals for (i) an amendment to Company’s Restated Certificate of Incorporation to increase the number of authorized but unissued shares of its Common Stock to at least 31,525,169 shares of Common Stock and (ii) authorization of the conversion and settlement of the Preferred Stock in accordance with NASDAQ Stock Market Rule 5635. If the Company fails to obtain such stockholder approvals by the Approval Deadline, the Company will (i) continue to seek to obtain such approvals at each subsequent annual meeting of its stockholders and (ii) hold at least one special meeting of its stockholders in each calendar year, beginning with the 2012 calendar year, at which the Company will seek to obtain such approvals, in each case, until such approvals have been obtained.

The stockholder approvals provided above are referred to collectively as the “Stockholder Approvals,” and the date on which the Company obtains such approvals is referred to as the “Approval Date.”

Approval Deadline	June 1, 2012

Consequences of Stockholder Approvals

Subject to certain exceptions set forth in the Certificate of Designations relating to recapitalizations, reclassifications and changes of the Common Stock, if the Company obtains the Stockholder Approvals, then:

•      all shares of Preferred Stock issued and outstanding on the Approval Date will automatically convert on the first business day following the Approval Date into shares of the Company’s Common Stock at the Conversion Rate in effect on such business day; and

•      each share of Preferred Stock issued following the Approval Date will automatically convert on the third business day following the date of such issuance at the Conversion Rate in effect on such third business day.

The date on which a share of Preferred Stock is converted as set forth above is referred to as the “Conversion Date.”

Each share of Preferred Stock will cease to exist on the Conversion Date relating to such share of Preferred Stock and, subject to the requirements of Delaware law, will resume the status of an authorized and unissued share of the Company’s preferred stock, and all other rights of the holder of such share of Preferred Stock will terminate, as of the close of business on such Conversion Date.

If the Company obtains the Stockholder Approvals after the Approval Deadline, in addition to the Common Stock issuable upon conversion of each share of Preferred Stock at the Conversion Rate, on the Conversion Date, the Company will pay to the holder to whom it delivers the shares of its Common Stock due upon conversion cash dividends in an amount (the “Dividend Amount”) equal to all accrued and unpaid dividends on such share of Preferred Stock (including, if applicable as described opposite the heading “—Dividends” below, dividends on such dividends), whether or not declared prior to such Conversion Date, for the then-current Dividend Period (or portion thereof) ending on such Conversion Date and all prior Dividend Periods, if any (other than previously declared dividends on such share of Preferred Stock that were paid to the holder of record of such share of Preferred Stock as of a prior date) to the extent the Company is lawfully permitted to pay such dividends under Delaware law. The Company may elect to satisfy its obligation to pay the Dividend Amount through the delivery of shares of Common Stock, in which case the Company will deliver to such holder a number of shares of its Common Stock equal to the quotient of (i) the Dividend Amount, divided by (ii) the last reported sale price of the Common Stock on the second trading day immediately preceding the Conversion Date, rounded down to the nearest whole share.

Blocker	Notwithstanding any other provision of the Certificate of Designations, no holder of Preferred Stock will have the right to acquire shares of Common Stock upon conversion of any share or shares of Preferred Stock under the Certificate of Designations or be entitled to take delivery of any shares of Common Stock deliverable thereunder, to the extent (but only to the extent) that, after such receipt of any shares of Common Stock upon the conversion of such share of shares or otherwise thereunder, such holder would directly or indirectly beneficially own (as such term is defined for purposes of Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) in excess of 4.9% of the then outstanding shares of Common Stock (the “Threshold Number of Shares”). Any purported delivery thereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery, such holder would directly or indirectly so beneficially own in excess of the Threshold Number of Shares. If any delivery owed to any holder thereunder is not made, in whole or in part, as a result of this paragraph, the Company’s obligation to make such delivery shall not be extinguished and the Company shall make such delivery as promptly as practicable after, but in no event later than one business day after, such Holder gives notice to the Company that, after such delivery, such Holder would not directly or indirectly so beneficially own in excess of the Threshold Number of Shares.

Conversion Rate Adjustments

The Conversion Rate will be subject to adjustment in accordance with the Certificate of Designations for the following transactions:

•      the issuance by the Company of its Common Stock as a dividend or distribution to all or substantially all holders of its Common Stock, or a subdivision or combination (including, without limitation, a reverse stock split) of its Common Stock;

•      the issuance by the Company to all or substantially all holders of its Common Stock of rights, options or warrants entitling them for a period expiring 60 days or less from the date of issuance of such rights, options or warrants to subscribe for or purchase shares of the Company’s Common Stock at less than the current market price per share of Common Stock as of the announcement date for such issuance;

•      the Company’s payment of a dividend or other distribution to all or substantially all holders of its Common Stock of shares of its capital stock (other than its Common Stock) or evidences of its indebtedness or its assets (excluding (x) any dividend, distribution or issuance as to which an adjustment was effected pursuant to the first or second bullet above or the fifth or sixth bullet below and (y) “spin-offs” as to which the fourth bullet below applies);

•      the Company’s payment of a dividend or other distribution to all or substantially all holders of its Common Stock where such payment consists of shares of the Company’s capital stock of, or similar equity interests in, a subsidiary or other business unit of the Company (i.e., a spin-off) that are, or, when issued, will be traded on a U.S. national securities exchange;

•      the Company’s payment of a distribution consisting exclusively of cash to all or substantially all holders of its Common Stock, excluding (a) any cash that is distributed as part of a distribution referred to in the third bullet above and (b) any consideration payable in connection with a tender or exchange offer made by the Company or any of its subsidiaries as to which an adjustment was effected in the sixth bullet below; and

•      the purchase by the Company or one or more of its subsidiaries of the Company’s Common Stock pursuant to a tender offer or exchange offer and the cash and value of any other consideration included in the payment per share of the Company’s Common Stock validly tendered or exchanged exceeds a specified price per share.

Notwithstanding the foregoing, without prejudice to the right to receive Paid-Through Dividends as set forth above, no adjustment will be made for any of the transactions described in the first five bullets above to the extent (but only to the extent) such dividend or distribution is paid to all holders of Preferred Stock on an as-converted basis.

Conversion Upon Reorganization Event	If, after the date of original issuance of the Preferred Stock, (1) there occurs (A) any consolidation or merger of the Company with or into another corporation or another entity; (B) any sale, transfer, lease or conveyance to another corporation or another entity of the property of the Company as an entirety or substantially as an entirety; or (C) any statutory exchange of securities of the Company with another corporation or another entity or any binding share exchange which reclassifies or changes its outstanding Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a transaction that is subject to Conversion Rate Adjustments) (any such event in clauses (A) through (C), inclusive, a “Reorganization Event”); and (2) pursuant to such Reorganization the Common Stock is converted into or exchanged for, or constitutes solely the right to receive, cash, securities or other property, then, immediately after the effective time of such Reorganization Event, the Company shall make provision for each outstanding share of the Preferred Stock to be converted, out of funds legally available therefor, into the kind and amount of cash, securities or other property (collectively, “Reference Property”) receivable pursuant to such Reorganization Event by a holder (the “Representative Holder”) of a number of shares of Common Stock equal to the Conversion Rate in effect at such effective time, which holder (A) is not a person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale, transfer, lease or conveyance was made, as the case may be (any such person, a “Constituent Person”), or an affiliate of a Constituent Person, to the extent such Reorganization Event provides for different treatment of Common Stock held by affiliates of the Company and non-affiliates, and (B) failed to exercise his rights of election, if any, as to the kind or amount of such Reference Property (provided that if the kind or amount of such Reference Property is not the same for each share of Common Stock held by a Person (other than a Constituent Person or an affiliate thereof) who has not exercised such rights of election (“Non-Electing Share”), then for the purposes hereunder, the kind and amount of Reference Property in respect of each Non-Electing Share shall be deemed to be the weighted average of the kinds and amounts of Reference Property receivable per share of Common Stock pursuant to such Reorganization Event in respect of all Non-Electing Shares). On and after the effective time of a Reorganization Event, each outstanding share of the Preferred Stock shall cease to be outstanding, dividends on such share shall cease to accrue, and all rights of the holder(s) of such share shall terminate with respect to such share, other than the right to receive the kind and amount of Reference Property into which such share of the Preferred Stock has been converted.

Dividends—Paid-Through Dividends	From, and including, the date of original issuance of the Preferred Stock to, but excluding, the date on which all shares of Preferred Stock underlying the Warrant Transaction have been issued and converted into shares of Company’s common stock, the Company’s board of directors (or a duly authorized committee thereof) may not declare or pay any dividend or make any distribution (including, but not limited to, regular quarterly cash dividends) in respect of the Company’s Common Stock, whether payable in cash, securities or any other form of property or assets, unless the board of directors (or a duly authorized committee thereof) declares and pays to the holders of the Preferred Stock then outstanding, at the same time (irrespective of whether or not such time is a Dividend Payment Date for the Preferred Stock) and on the same terms as holders of the Company’s Common Stock, a dividend per share of outstanding Preferred Stock then outstanding equal to the product of (i) any dividend or distribution, as applicable, declared and paid or made in respect of each share of the Company’s Common Stock and (ii) the then-current Conversion Rate of the Preferred Stock.

Dividends—Missed-Deadline Dividends	For each Dividend Period for a share of Preferred Stock from, and including, the Dividend Period during which the Approval Deadline occurs, or, if later, the Dividend Period commencing on the issuance of such share, cumulative cash dividends will be payable on each outstanding share of Preferred Stock, when, as and if declared by the Company’s board of directors or any duly authorized committee thereof out of assets legally available therefor, in an amount equal to the product of the Conversion Rate, the Relevant Rate and the Average Stock Price (as defined below) for such Dividend Period. Such cumulative cash dividends will compound on each Dividend Payment Date from, and including, the Dividend Payment Date corresponding to the first Dividend Period during which dividends accumulate (i.e., no dividends will accrue on such cumulative cash dividends unless and until the first Dividend Payment Date following the Approval Deadline has passed without such cumulative cash dividends having been paid on such date). “Average Stock Price” for any Dividend Period means the average of the last reported sale prices of the Common Stock during the five trading day period ending on, and including, the date that is one month immediately preceding the last day of such Dividend Period (or, if such date is not a trading day, the immediately succeeding date that is a trading day). For the avoidance of doubt, no dividends shall accrue on any share of Preferred Stock prior to the issuance of such share.

Relevant Rate

•      from, and including, June 1, 2012 to, and including, September 30, 2012, 10% per annum;

•      from, and including, October 1, 2012 to, and including, March 31, 2013, 12% per annum;

•      from, and including, April 1, 2013 to, and including, September 30, 2013, 14% per annum; and

•      thereafter, 16% per annum.

Ranking

The Preferred Stock, with respect to dividend rights or rights upon the Company’s liquidation, winding-up or dissolution, will rank:

•      senior to the Company’s Common Stock and to each other class of capital stock or series of preferred stock established after the date of original issuance of the Preferred Stock, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Preferred Stock as to dividend rights and/or rights upon the Company’s liquidation, dissolution or winding-up (which is referred to collectively as “junior stock”);

•      equally with each class of capital stock or series of preferred stock established after the date of original issuance of the Preferred Stock, the terms of which expressly provide that such class or series ranks equally with the Preferred Stock as to dividend rights and/or rights upon the Company’s liquidation, dissolution or winding-up, without regard to whether dividends accrue cumulatively or non-cumulatively (which is referred to collectively as “parity stock”);

•      junior to each class of capital stock or series of preferred stock established after the date of original issuance of the Preferred Stock, the terms of which expressly provide that such class or series ranks senior to the Preferred Stock as to dividend rights and/or rights upon the Company’s liquidation, dissolution or winding-up; and

•      junior to the Company’s and its subsidiaries’ existing and future indebtedness (including, in the case of such subsidiaries, trade payables).

Dividend Stopper

Subject to certain exceptions as set forth in the Certificate of Designations, so long as any share of the Preferred Stock remains outstanding:

•      no dividend or distribution will be declared or paid on the Company’s Common Stock or any other shares of junior stock (other than dividends payable solely in shares of the Company’s Common Stock) or parity stock; and

•      no Common Stock, junior stock or parity stock will be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Company or any of its subsidiaries;

in each case, unless all accrued and unpaid dividends for all past Dividend Periods for the Preferred Stock, including the latest completed Dividend Period for the Preferred Stock (including, if applicable, dividends on such dividends), on all outstanding shares of Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Preferred Stock on the applicable regular record date for the Preferred Stock).

Voting Rights	The holders of Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

Whenever, at any time or times, from and including the Approval Deadline, dividends payable on the shares of Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive (a “nonpayment”), the authorized number of directors on the Company’s board of directors will automatically be increased by two and the holders of the Preferred Stock will have the right, with holders of shares of any one or more other classes or series of outstanding parity stock upon which like voting rights have been conferred and are exercisable at the time, voting together as a class (and with voting rights allocated pro rata based on the liquidation amount of each such class or series), to elect two directors (collectively, the “preferred directors” and each, a “preferred director”) to fill such newly created directorships at the Company’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting by the chairman of the board or chief executive officer or holders of record of at least 10% of (i) the Preferred Stock or (ii) any such class or series the Company’s capital stock entitled to vote for such preferred directors) and at each subsequent annual meeting of the Company’s stockholders until all accrued and unpaid dividends for all prior Dividend Periods (including, if applicable, dividends on such dividends) have been paid in full on the Preferred Stock, at which time such right will terminate, except as otherwise provided in the Certificate of Designations or expressly provided by law, subject to revesting in the event of each and every nonpayment; provided that it will be a qualification for election for any preferred director that the election of such preferred director will not cause the Company to violate any corporate governance requirements of any securities exchange or other trading facility on which the Company’s securities may then be listed or traded that listed or traded companies must have a majority of independent directors.

So long as any shares of Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Restated Certificate of Incorporation, the vote or consent of the holders of at least 66 2/3 of the outstanding shares of Preferred Stock at the time outstanding and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

•      any amendment, alteration or repeal of any provision of the Restated Certificate of Incorporation so as to increase the number of authorized shares of Preferred Stock or materially and adversely affect the special rights, preferences, privileges or voting powers of the Preferred Stock, taken as a whole; or

•      any consummation of a binding share exchange or reclassification involving the Preferred Stock, or of a merger or consolidation of the Company with another corporation or other entity, unless in each case either (A) such binding share exchange or reclassification constitutes a Reorganization Event and the Corporation complies with the provisions described opposite the heading “Conversion Upon Reorganization Event” above with respect to such Reorganization Event; or (B) the shares of Preferred Stock remain outstanding and have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for purposes of the above, any increase in the amount of the authorized or issued Preferred Stock or other authorized preferred stock, or the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock or other stock of the Company ranking senior to, equally with and/or junior to the Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of the Company will not be deemed to materially and adversely affect the special rights, preferences, privileges or voting powers of the Preferred Stock, taken as a whole.

In addition, so long as any shares of Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Restated Certificate of Incorporation, the vote or consent of the holders of at a majority of the shares of Preferred Stock then outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting a publicly announced tender offer by the Company of shares of Common Stock; provided, however, that such vote or consent shall not be required if the Company grants holders of Preferred Stock the right to participate, based on the number of shares of Common Stock into which such Preferred Stock is convertible, in such tender offer on the same terms and conditions as holders of Common Stock.

Liquidation Preference	In the event of the Company’s liquidation, dissolution or winding-up of its affairs, whether voluntary or involuntary, each holder of Preferred Stock will be entitled to receive for each share of Preferred Stock, out of the Company’s assets or proceeds thereof (whether capital or surplus) available for distribution to its stockholders, subject to the rights of any of its creditors, before any payment or distribution of such assets or proceeds is made to or set aside for the holders of the Company’s Common Stock and any other junior stock, payment in full in an amount equal to the sum of (a) the Liquidation Amount per share of Preferred Stock and (b) an amount equal to any accrued and unpaid dividends (including, if applicable, dividends on such amount) on each share of Preferred Stock, whether or not declared, from the relevant date of issuance to the date fixed for liquidation, dissolution or winding-up (such amounts collectively, the “liquidation preference”).

If in any distribution described in the immediately preceding paragraph the Company’s assets or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Preferred Stock and the corresponding amounts payable with respect of any other stock of the Company’s ranking equally with the Preferred Stock as to such distribution, holders of Preferred Stock and the holders of such other stock will share ratably in any such distribution in proportion to the full accrued and unpaid respective distributions to which they are entitled.

If the liquidation preference has been paid in full to all holders of Preferred Stock and the corresponding amounts payable with respect to any other stock of the Company ranking equally with the Preferred Stock as to such distribution have been paid in full, the holders of the Company’s other stock will be entitled to receive all of the Company’s remaining assets (or proceeds thereof) according to their respective rights and preferences; provided that if the amount of such assets or proceeds to be distributed with respect to a number of shares of the Company’s Common Stock equal to the then-current Conversion Rate (the “as-converted liquidation amount”) exceeds the liquidation preference per share of Preferred Stock, then holders of Preferred Stock will be entitled to receive, for each share of Preferred Stock, an additional amount (the “liquidation participation amount”) out of such assets or proceeds such that the as-converted liquidation amount equals the sum of the liquidation preference, plus the liquidation participation amount, such that the holders of Preferred Stock receive the same amount on an as-converted basis as the holders of a number of shares of the Company’s Common Stock equal to the then-current Conversion Rate.

Transferability; Right to Designate	Each share of Preferred Stock will be fully transferable to qualified institutional buyers at the option of the holder thereof, without the Company’s consent.

In addition, notwithstanding any other provision in the Certificate of Designation to the contrary requiring or allowing a holder of Preferred Stock to purchase, sell, receive or deliver any shares of Preferred Stock or other securities to or from the Company, such holder may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform holder’s obligations under the Certificate of Designations and any such designee may assume such obligations. Such holder shall be discharged of its obligations to the Company to the extent of any such performance.

Registration/Private Placement Procedures	The Certificate of Designations will contain provisions substantially similar to the registration and private placement provisions set forth in Section 9(k) of the Confirmation if, in the reasonable opinion of any holder of Preferred Stock, following any delivery of shares of Preferred Stock, such shares would be in the hands of such holder subject to any applicable restrictions with respect to any registration or qualification requirement or prospectus delivery requirement for such shares pursuant to any applicable federal or state securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), as a result of such shares being “restricted securities”, as such term is defined in Rule 144 under the Securities Act, or as a result of the sale of such shares or being subject to paragraph (c) of Rule 145 under the Securities Act).

Redemption	The Preferred Stock is not redeemable at the Company’s option at any time.

Repurchase	The Preferred Stock is not subject to repurchase at the option of holders at any time.

Preemptive Rights	The holders of the Preferred Stock do not have any preemptive rights.

Listing	The Preferred Stock will not be listed on any securities exchange or any automated dealer quotation system.

Transfer Agent, Etc.	The transfer agent, registrar, paying agent and the conversion agent for the Preferred Stock will be Computershare Trust Company, N.A.

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